                                                                   EXHIBIT 99.02

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                    OVERVIEW

On September 29, 2000, HNC spun-off its former subsidiary Retek, Inc. ("Retek") through the distribution of all Retek shares then owned by HNC. As a result of this distribution, Retek is no longer affiliated with HNC.

In April 2001, we announced and began to implement a reorganization that involved realigning our internal organization from a vertical market orientation to a horizontal product platform. As a result, we changed our reportable segments beginning in the second quarter of 2001 to reflect the new method in which management primarily organizes and evaluates internal financial information to make operating decisions and assess performance. Our current reportable segments include our Efficiency, Risk and Opportunity product suites.

The following discussion and analysis of our results of operations for 2000 and 1999 has been restated to conform to our current segment presentation. These reclassifications have no impact on our consolidated results of operations for these periods, as originally reported on our Form 10-K for the year ended December 31, 2000.

Our revenues and operating results have varied significantly in the past and in some quarters we have experienced net losses. We expect fluctuations in our operating results to continue for the foreseeable future. As a result, we believe that investors should not rely on period-to-period comparisons of our financial results as an indication of our future performance. Further, we derive a substantial portion of our revenues from our CompAdvisor and Falcon products. Our CompAdvisor and Falcon products in the aggregate accounted for 40.3% of our total revenues in 2000. CompAdvisor accounted for 23.5% of total revenues in 2000 and Falcon accounted for 16.8% of total revenues in 2000. We expect these products will continue to account for a substantial portion of our total revenues for the foreseeable future. Our revenue will decline if the market does not continue to accept these products.

Because our expense levels are based in part on our expectations regarding future revenues and in the short term are fixed to a large extent, we may be unable to adjust our spending in time to compensate for any unexpected revenue shortfall. We may not be able to maintain profitability on a quarterly or annual basis in the future. In addition, in the past we have acquired several companies and may continue to do so in the future. During 2000, we completed the spin-off of our former Retek subsidiary. Such transactions typically affect the comparability of our historical financial results. Acquisitions also typically generate significant continuing charges that decrease our net income, often for many fiscal periods. It is possible that in some future quarter our operating results will be below the expectations of public market analysts and investors. In that event, the price of our common stock would likely be harmed.

   Statements in this exhibit contain forward-looking information about our anticipated future operating expenses, our expectations for our international operations and about the assumptions and projections underlying our in-process research and development expense. Forward-looking statements are subject to risks and uncertainties. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, including, but not limited to, the following:

       -   The timing of execution of large contracts;

       -   The loss of any key customer;

       -   Variations in the amount of recurring revenues;

       - The deferral, reduction or cancellation of customer orders or purchases;

       - The timing of our new product announcements and introductions and those of our competitors;

       -   Delays in the release of final commercial versions of our products;

       -   Changes in the mix of our distribution channels;

       -   The amount and timing of our costs and operating expenses;

       - Our ability to fulfill our obligations under percentage-of-completion contracts;

       - Our success in completing pilot installations within contracted fee budgets;

       -   Changes in our product offerings;

       -   Competitive conditions in the industries we serve;

       -   Economic conditions in our targeted markets;

       -   Domestic and international economic conditions;

       -   Changes in prevailing technologies;

       -   Expenses and charges related to our acquisition of other businesses;
           and

       - Our ability under generally accepted accounting principles to recognize revenues in the quarter in which we expect to recognize those revenues.

You should carefully consider these risks. Investors are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this report. We undertake no obligation to revise or update any forward-looking statements for any reason.

                              RESULTS OF OPERATIONS

REVENUES

Our revenues are comprised of license and maintenance revenues and services and other revenues. Total revenues for 2000 increased by $38.0 million, or 17.5%, over 1999. Our revenues during 2000 and 1999 are summarized as follows, and include Retek's revenues through the September 29, 2000 spin-off date:

                                                        YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                         2000             1999
                                                       --------         --------
                                                             (IN THOUSANDS)
CORE HNC:
    License and maintenance revenues .........         $130,834         $109,983
    Services and other revenues ..............           64,135           37,747
                                                       --------         --------
                                                        194,969          147,730
                                                       --------         --------
RETEK:
    License and maintenance revenues .........           35,229           45,965
    Services and other revenues ..............           24,686           23,194
                                                       --------         --------
                                                         59,915           69,159
                                                       --------         --------
Total Consolidated Revenues ..................         $254,884         $216,889
                                                       ========         ========

License and Maintenance Revenues. We recognize license and maintenance revenues in several different ways, depending on the terms on which the software and maintenance are provided. Revenue from perpetual and short-term periodic licenses of our software is generally recognized upon delivery. Transactional-based fees under software license arrangements are recognized as revenue based on system usage or when fees based on system usage exceed monthly minimum license fees. Software maintenance fees are recognized as revenue ratably over the maintenance periods. Transactional-based fees under network service or internal hosted software arrangements are recognized as revenue based on system usage or when fees based on system usage exceed monthly minimum license fees. Amounts received under contracts in advance of delivery or performance are recorded as deferred revenue and are generally recognized within one year from receipt.

The following table presents our license and maintenance revenues by segment for 2000 and 1999:

                                                        YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                         2000             1999
                                                       --------         --------
                                                             (IN THOUSANDS)
LICENSE AND MAINTENANCE REVENUES:
    Efficiency ...............................         $ 61,212         $ 48,765
    Risk .....................................           54,298           46,946
    Opportunity ..............................            9,144            8,987
    Other ....................................            6,180            5,285
                                                       --------         --------
          Core HNC ...........................          130,834          109,983
    Retek ....................................           35,229           45,965
                                                       --------         --------
                                                       $166,063         $155,948
                                                       ========         ========

License and maintenance revenues in 2000 increased by $10.1 million, or 6.5%, compared with 1999. This increase consisted of a $20.9 million, or 19.0% increase within Core HNC, offset by a $10.7 million, or 23.4% decline at Retek. The increase at Core HNC was primarily attributable to a $12.4 million, or 25.5% increase in our Efficiency segment and a $7.4 million, or 15.7% increase in our Risk segment. The increase within our Efficiency segment was attributable primarily to growth from acquisitions, including revenues derived through the sale of our 4SCORE, RoamEX and Connectivity products, along with an increase in ProfitMax revenues, partially offset by a decline in Capstone and other product revenues. The increase within our Risk segment was attributable primarily to increased revenues derived from of our Falcon and eFalcon products and to acquisition-related growth derived primarily from CardAlert Network revenues, offset by a decline in MIRA product revenues resulting from the sale of fewer MIRA perpetual licenses in 2000 as compared to 1999.

Services and Other Revenues. Services and other revenues are comprised of installation and implementation revenues, remote hosted service operation revenues and revenues which are derived from consulting contracts, new product development contracts with commercial customers and, to a lesser extent, research and development contracts with the United States Government. Revenue from software installation and implementation and from contract services is generally recognized as the services are performed using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. Amounts received under contracts in advance of performance are recorded as deferred revenue and are generally recognized within one year from receipt. Contract losses are recorded as a charge to operations in the period any losses are first identified. Installation or setup fees associated with network service and internally hosted software agreements are recognized ratably over the longer of the customer contract period or estimated life of the customer relationship. Remote hosted service fees derived from the review and repricing of customers' medical bills are recognized as revenue when the processing services are performed.

The following table presents our services and other revenues by segment for 2000 and 1999:

                                                        YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                        2000              1999
                                                       -------           -------
                                                             (IN THOUSANDS)
SERVICE AND OTHER REVENUES:
    Efficiency .............................           $41,741           $23,422
    Risk ...................................            14,128             8,827
    Opportunity ............................             5,538             1,000
    Other ..................................             2,728             4,498
                                                       -------           -------
          Core HNC .........................            64,135            37,747
    Retek ..................................            24,686            23,194
                                                       -------           -------
                                                       $88,821           $60,941
                                                       =======           =======

Services and other revenues in 2000 increased $27.9 million, or 45.7%, compared to 1999. This increase consisted of a $26.4 million, or 69.9% increase at Core HNC and a $1.5 million, or 6.4% increase at Retek. The increase at Core HNC was primarily attributable to a $18.3 million, or 78.2% increase in our Efficiency segment, a $4.5 million, or 453.8% increase in our Opportunity segment and a $5.3 million, or 60.1% increase in our Risk segment. The increase within our Efficiency segment was attributable primarily to an increase in Capstone implementation revenues along with an increase in revenues associated with our remote hosted service operations, including the commencement of full-scale hosted service operations for a primary customer. The increase in our Opportunity segment was attributable primarily to an increase in marketing optimization service revenues, resulting from our acquisition of CASA in 2000, and to an increase in ProfitVision installation revenues. The increase in our Risk segment was attributable primarily to an increase in ProviderCompare/CompCompare service revenues and to Spyder development revenues, partially offset by a decline in Falcon product installation revenues.

Revenues From Non-U.S. Regions. International operations and export sales represented 19.3% and 23.2% of our total revenues in 2000 and 1999, respectively. During 2000 and 1999, approximately 4.8% and 5.2% of our sales were denominated in currencies other than our functional currency, which is the U.S. dollar. These foreign currencies are primarily those of Western Europe and Canada. During 2000, approximately 33.4% of our international sales were derived from Retek. In 1999, the majority of our international sales were derived from Retek. We believe that international sales represent a significant opportunity for revenue growth and anticipate that our international sales may increase as a percentage of our total revenue in the future. However, there can be no assurance that our efforts to develop products, databases, and models for targeted international markets or in developing additional international sales and support channels will be successful.

COST OF REVENUES

License and Maintenance Cost of revenues. License and maintenance costs primarily represent our expenses for personnel engaged in customer support, travel to customer sites and documentation materials. Our license and maintenance cost of revenues were $60.5 million in 2000 and $41.6 million in 1999. The following table summarizes our license and maintenance cost of revenues by operating segment, both in absolute dollars and as a percentage of license and maintenance revenues:

                                                     YEAR ENDED DECEMBER 31,
                                           -----------------------------------------
                                                  2000                   1999
                                           ------------------     ------------------
                                                         (IN THOUSANDS)
LICENSE AND MAINTENANCE COST OF
  REVENUES
    Core HNC operating segments ......      36,666      28.0%      34,914      31.7%
    Retek segment ....................      15,059      42.7%       6,358      13.8%
                                           -------      ----      -------      ----
                                            51,725      31.1%      41,272      26.5%
  Amounts not allocated to segments:
    Stock-based compensation expense .       2,658       1.6%         280       0.1%
    Expenses related to Retek spin-off       6,086       3.7%          --        --
                                           -------      ----      -------      ----
      HNC Consolidated ...............     $60,469      36.4%     $41,552      26.6%
                                           =======      ====      =======      ====

Our license and maintenance cost of revenues percentage in 2000 increased by 9.8% compared to 1999. Of this increase, 4.6% was attributable to increases within our combined Core HNC and Retek operating segments and 5.2% of this increase was attributable to our recognition in 2000 of increased stock-based compensation charges and non-recurring expenditures relating to our Retek spin-off. For a further discussion regarding stock-based compensation charges and expenditures relating to our Retek spin-off, refer to the sections entitled "Stock-Based Compensation Expense" and "Expenses Related to Spin-Off of Retek" appearing below.

In 2000, the 4.6% license and maintenance cost of revenues percentage increase within our operating segments was attributable to a 3.7% decline at HNC, offset by a 28.9% increase at Retek. The decrease in Core HNC's license and maintenance cost of revenues percentage was attributable primarily to our recognition of one-time, non-recurring license fees related to Falcon product sales, with minimal associated costs, increased license and maintenance revenues resulting from acquisitions, including primarily those related to RoamEx and 4SCORE products, with a lower percentage cost increase, and increased revenues associated with e-commerce products having lower associated costs, partially offset by the sale of fewer MIRA perpetual licenses, with minimal associated costs, in 2000 versus 1999.

Services and Other Cost of Revenues. Services and other expenses consist of personnel and other expenses associated with providing installation and implementation services and performing development, consulting, and research development contracts, and the costs associated with hosted service operations. Our services and other cost of revenues were $72.9 million in 2000 and $41.3 million in 1999. The following table summarizes our services and other cost of revenues by operating segment, both in dollars and as a percentage of services and other revenues:

                                                    YEAR ENDED DECEMBER 31,
                                           -----------------------------------------
                                                  2000                   1999
                                           ------------------     ------------------
                                                         (IN THOUSANDS)
SERVICES AND OTHER COST OF REVENUES
    Core HNC operating segments ......      44,413      69.2%      24,291      64.4%
    Retek operating segment ..........      19,349      78.4%      16,626      71.7%
                                           -------      ----      -------      ----
                                            63,762      71.8%      40,917      67.1%
  Amounts not allocated to segments:
    Stock-based compensation expense .       2,548       2.9%         354       0.6%
    Expenses related to Retek spin-off       6,603       7.4%          --        --
                                           -------      ----      -------      ----
      HNC Consolidated ...............     $72,913      82.1%     $41,271      67.7%
                                           =======      ====      =======      ====

Our services and other cost of revenues percentage in 2000 increased by 14.4% compared to 1999. Of this increase, 4.7% was attributable to increases within our combined Core HNC and Retek operating segments and 9.7% of this increase was attributable to our recognition in 2000 of increased stock-based compensation charges and non-recurring expenditures relating to our Retek spin-off. For a further discussion regarding stock-based compensation charges and expenditures relating to our Retek spin-off, refer to the sections entitled "Stock-Based Compensation Expense" and "Expenses Related to Spin-Off of Retek" appearing below.

In 2000, the 4.7% services and other cost of revenues percentage increase within our operating segments was attributable to a 4.8% increase at Core HNC and a 6.7% increase at Retek. The increase within Core HNC was attributable primarily to the increased use of third party consultants, who have a higher average cost than internal resources, in connection with Capstone product implementations and to increased costs associated with Spyder and ProviderCompare/CompCompare development work performed during the year, partially offset by improved cost efficiencies associated with the growth in our hosted service customer base.

RESEARCH AND DEVELOPMENT EXPENSE

Research and development expenses consist primarily of salaries and other personnel-related expenses, subcontracted development services, depreciation for development equipment and supplies. Research and development expense totaled $75.5 million in 2000 and $50.2 million in 1999.

Research and development expense in 2000 increased by $25.3 million, or 50.5%, compared to 1999. Of this increase, $16.5 million, or 32.9%, was attributable to increased expenditures within our combined Core HNC and Retek operating segments, and $8.8 million, or 17.6%, was attributable to our recognition in 2000 of increased stock-based compensation charges as well as non-recurring expenditures relating to our Retek spin-off. For a further discussion regarding stock-based compensation charges and expenditures relating to our Retek spin-off, which we do not allocate to our operating segments, refer to the sections entitled "Stock-Based Compensation Expense" and "Expenses Related to Spin-Off of Retek" appearing below.

Within our operating segments, the 2000 increase consisted of a $12.9 million, or 48.8% increase within Core HNC and an increase of $3.6 million, or 15.9% related to Retek. The absolute dollar increase at Core HNC was attributable primarily to increases in staffing and related costs to support new product development activities.

Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of software development costs from the time technological feasibility is established until the product is available for general release to customers. Based on our product development process, technological feasibility is not established until completion of a working model. Costs we incur between completion of the working model and the point at which a product is ready for general release have been insignificant. As a result, no significant software development costs were capitalized through December 31, 2000. We anticipate that research and development expenses will increase in dollar amount and could increase as a percentage of total revenues for the foreseeable future.

SALES AND MARKETING EXPENSE

Sales and marketing expenses consist primarily of salaries and benefits, commissions, travel, entertainment and promotional expenses. Sales and marketing expenses totaled $89.9 million in 2000 and $46.3 million in 1999.

Sales and marketing expense in 2000 increased by $43.6 million, or 94.4%, compared to 1999. Of this increase, $20.5 million, or 44.5%, was attributable to increased expenditures within our combined Core HNC and Retek operating segments, and $23.1 million, or 49.9%, was attributable to our recognition in 2000 of increased stock-based compensation charges as well as non-recurring expenditures relating to our Retek spin-off. For a further discussion regarding stock-based compensation charges and expenditures relating to our Retek spin-off, which we do not allocate to our operating segments, refer to the sections entitled "Stock-Based Compensation Expense" and "Expenses Related to Spin-Off of Retek" appearing below.

Within our operating segments, the 2000 increase consisted of a $12.0 million, or 45.8% increase at Core HNC and an $8.6 million, or 43.9% increase related to Retek. The absolute dollar increases at Core HNC was attributable primarily to increases in staffing related to the expansion of our direct sales and marketing staff, including that resulting from acquisitions. Also contributing to the increases were additional expenses for trade shows, advertising, corporate marketing programs and other expenses to support recently acquired businesses. We expect sales and marketing expenses to continue to increase in absolute dollars for the foreseeable future. These expenses could also increase as a percentage of total revenues as we continue to develop a direct sales force in the EMEA (Europe, the Middle East and Africa), the Asian-Pacific and Latin American regions, as well as other international markets, expand our domestic sales and marketing organization and increase the breadth of our product lines.

GENERAL AND ADMINISTRATIVE EXPENSE

General and administrative expenses consist primarily of personnel costs for finance, contract administration, human resources and general management, as well as insurance and professional services expenses. General and administrative expenses totaled $53.3 million in 2000 and $33.8 million in 1999.

General and administrative expense in 2000 increased by $19.5 million, or 57.9%, compared to 1999. Of this increase, $10.8 million, or 32.0%, was attributable to increased expenditures within our combined Core HNC and Retek operating segments, and $8.7 million, or 25.9%, was attributable to the net effect of our recognition of non-recurring expenditures relating to our Retek spin-off, offset by a decline in stock-based compensation charges in 2000 as compared to 1999. For a further discussion regarding stock-based compensation charges and expenditures relating to our Retek spin-off, which we do not allocate to our operating segments, refer to the sections entitled "Stock-Based Compensation Expense" and "Expenses Related to Spin-Off of Retek" appearing below.

Within our operating segments, the 2000 increase consisted of a $9.1 million, or 51.6% increase at Core HNC and a $1.7 million, or 26.6% increase related to Retek. The absolute dollar increases at Core HNC was attributable primarily to additional staffing and related expenses to support a higher volume of business, resulting in part from our acquisitions.

TRANSACTION-RELATED AMORTIZATION AND COSTS

Transaction-related amortization and costs primarily include acquisition-related amortization during 2000 and 1999. Additional costs include $0.8 million related to the write-off of deferred offering costs during 2000 and $0.6 million related to the write-off of deferred merger costs during 1999. Transaction-related amortization and costs increased from $9.2 million in 1999 to $43.7 million in 2000. This increase was primarily attributable to incremental intangible asset amortization charges as a result of our business acquisitions during 1999 and 2000. The average amortization period and useful life for these intangible assets is approximately 3.5 years.

IN-PROCESS RESEARCH AND DEVELOPMENT EXPENSE

2000 ACQUISITIONS

In-process research and development expense was $7.6 million in 2000, related to one-time write-offs in connection with the acquisitions of CASA ($1.4 million), Celerity ($1.1 million), HighTouch ($4.0 million), Systems/Link ($0.7 million) and CardAlert ($0.4 million). The classification of the technology as complete or under development was made in accordance with the guidelines of Statement of Financial Accounting Standards No. 86, Statement of Financial Accounting Standards No. 2 and Financial Accounting Standards Board Interpretation No. 4.

CASA, acquired in the first quarter of 2000, is an advanced analytic solutions company that provides account optimization and precision marketing solutions. Prior to 2000, CASA primarily sold its Adaptive Dynamic Marketing solutions to businesses to improve revenue and customer retention. At the time of acquisition, CASA had a number of new technologies under development related to account management algorithms and pricing algorithms, which in-process research and development projects were estimated at the time of acquisition to achieve technological feasibility in 2000.

Celerity Technologies, acquired in the second quarter of 2000, is involved in developing and marketing electronic data interchange ("EDI") solutions for the workers' compensation industry. The company is a developer and provider of translation software, desktop software, and value-added network services in support of the claims handling process. Prior to our acquisition, Celerity Technologies primarily sold its software and network services to insurance carriers, third party administrators, managed care organizations, employers, and medical providers to facilitate the workers compensation claims handling process. At the time of acquisition, Celerity Technologies had a number of new technologies under development related to Web-enabling and EDI network technologies, which in-process research and development projects were estimated at the time of acquisition to achieve technological feasibility in 2000.

HighTouch, acquired in the second quarter of 2000 by Retek, is a provider of customized software and services relating to customer relationship management ("CRM"). Prior to our acquisition, HighTouch primarily sold customized software and services to a variety of customers in the retail industry. At the time of acquisition, HighTouch had technology under development relating to the creation of a fully integrated standardized off-the-shelf CRM product, which in-process research and development project was estimated at the time of acquisition to achieve technological feasibility in 2000.

Systems/Link, acquired in the third quarter of 2000, is a software developer that creates data management solutions for large telecommunications companies. The company provides applications for real-time data collection, call detail record exchange, fraud control and prepaid services for carriers. At the time of acquisition, Systems/Link had a new technology under development related to a real-time roamer record exchange system for enhanced fraud control capabilities, which in-process research and development project was estimated at the time of acquisition to achieve technological feasibility in 2001.

CardAlert, acquired in the third quarter of 2000, provides ATM and debit card risk management services to domestic financial institutions and debit card networks. The company's Accelerated Detection technology analyzes daily ATM transactions for fraudulent activity. Prior to its acquisition, CardAlert primarily provided fraud detection services to large domestic debit card networks. At the time of acquisition, CardAlert had a new technology under development related to fraud detection for signature-based credit card activity, which in-process research and development project was estimated at the time of acquisition to achieve technological feasibility in the third quarter of 2001.

We used an independent appraisal firm to assist us with our valuations of the fair market values of the purchased assets in connection with these acquisitions. Fair market value is defined as the estimated amount at which an asset might be expected to be exchanged between a willing buyer and willing seller assuming the buyer continues to use the assets in its current operations. The in-process research and development projects were valued through the use of a discounted cash flow analysis, taking into account projected future cash flows associated with these projects once they achieve technological feasibility, their stage of completion as of the acquisition date, and the expected return requirements (i.e. discount rates) for determining present values of the projected cash flows. Stages of completion were estimated by considering time, cost, and complexity of tasks completed prior to the acquisition as a percentage of total time, cost and effort required for the total project up to achieving technological feasibility.

With respect to the projected financial information provided to our appraiser pertaining to these acquisitions: CASA prepared a detailed set of projections forecasting revenue from the new algorithms as well as gross profit and operating profit margins; Celerity and HNC prepared a detailed set of projections forecasting revenue from the Web-enabling and EDI technology as well as gross profit and operating profit margins; Retek prepared a detailed set of projections forecasting revenue from the HighTouch CRM technology as well as gross profit and operating profit margins; Systems/Link and HNC prepared a detailed set of projections forecasting revenue from the real-time roamer record exchange technology as well as gross profit and operating profit margins; and CardAlert and HNC prepared a detailed set of projections forecasting revenue from the credit card fraud detection technology as well as gross profit and operating profit margins. These projections were made based on an assessment of customer needs and the expected pricing and cost structure.

With respect to the discount rates used in the valuation approach, incomplete technology represents a mix of near and mid-term prospects for the acquired businesses and imparts a level of uncertainty as to their prospects. A reasonable expectation of return on the incomplete technology would be higher than that of completed technology due to these inherent risks. As a result, the earnings associated with incomplete technology were discounted based upon the following methodologies: The Capital Asset Pricing Model was used to determine the cost of equity. It combines a risk free rate of return with an equity risk premium multiplied by a factor, referred to as Beta, which is based on the performance of common stock prices of similar publicly traded companies. Employing these data for CASA, Celerity, HighTouch, Systems/Link and CardAlert, the discount rates attributable to the businesses were 22.0%, 19.3%, 21.2%, 21.0% and 21.0%, respectively, which were used for valuing completed technology. Since incomplete technology would require a higher return than completed technology, the valuation reports prepared by our appraiser utilized discount rates of 27.0%, 24.3%, 26.2%, 31.0% and 31.0% for CASA, Celerity, HighTouch, Systems/Link and CardAlert, respectively, to present value cash flows (in excess of a return on other assets of the business) attributable to in-process research and development projects.

The in-process research and development for the CASA, Celerity, HighTouch, Systems/Link and CardAlert projects have reached completion or continue to progress, in all material respects, consistently with our original assumptions that were provided to the independent appraiser and used to value the in-process research and development.

1999 ACQUISITION

In-process research and development expenses was $1.5 million in 1999, related to a one-time write-off in connection with Retek's acquisition of WebTrak in the fourth quarter of 1999. At the time of acquisition, certain WebTrak products were under development. The classification of the technology as complete or under development was made in accordance with the guidelines of Statement of Financial Accounting Standards No. 86, Statement of Financial Accounting Standards No. 2 and Financial Accounting Standards Board Interpretation No. 4.

Retek used an independent appraisal firm to assist in the valuation of the fair market values of the purchased assets of WebTrak. Fair market value is defined as the estimated amount at which an asset might be expected to be exchanged between a willing buyer and willing seller assuming the buyer continues to use the assets in its current operations. Retek provided assumptions by product line of revenue, cost of goods sold and operating expense to the appraiser to assist in the valuation. The in-process research and development projects were valued through the use of a discounted cash flow analysis, taking into account projected future cash flows associated with these projects once they achieve technological feasibility, their stage of completion as of the acquisition date, and the expected return requirements (i.e. discount rates) for determining present values of the projected cash flows. Stages of completion were estimated by considering time, cost, and complexity of tasks completed prior to the acquisition as a percentage of total time, cost and effort required for the total project up to achieving technological feasibility. Earnings associated with WebTrak's incomplete technology were discounted at a rate of 26.4%.

OTHER OPERATING EXPENSES

During 2000, we recorded an impairment charge of $1.2 million related to the abandonment of a lease and associated property and equipment. No impairment charges were recorded in 1999.

INTEREST INCOME

Interest income totaled $12.9 million in 2000 and $6.3 million in 1999. The increase in interest income in 2000 compared to 1999 is attributable primarily to increased interest earned as a result of higher average cash and investment balances during 2000.

INTEREST EXPENSE

Interest expense totaled $4.2 million in 2000 and $5.7 million in 1999. The majority of our interest expense during each of these years relates to our Convertible Subordinated Notes (the "Notes"). The decline in interest expense in 2000 compared to 1999 is attributable primarily to the conversion of $83.6 million of the Notes into our common stock during the third quarter of 2000, whereas the outstanding convertible note balance during all of 1999 was $100.0 million.

EXPENSE RELATED TO DEBT CONVERSION

In connection with the conversion of $83.6 million in Notes during 2000, we incurred and paid $12.7 million in conversion premiums to the note holders, which we recorded as a debt conversion expense.

OTHER EXPENSE, NET

Other expense, net totaled $3.4 million in 2000 and $0.2 million in 1999. The increase in 2000 compared to 1999 is attributable primarily to a $2.8 million charge related to the write-down of our investment in Network Commerce in 2000.

MINORITY INTEREST IN LOSSES (INCOME) OF CONSOLIDATED SUBSIDIARIES

Minority interest in losses (income) of consolidated subsidiaries totaled $7.6 million in 2000 and $0.7 million in 1999, and represents other stockholders' share of the losses (income) of our consolidated subsidiaries, including that relating to Retek in 2000 and 1999.

INCOME TAXES

The provision (benefit) for income taxes was $(33.1) million in 2000 and $0.5 million in 1999. The differences between the provision (benefit) for income taxes recorded and that computed by applying taxes at statutory rates during 2000 and 1999 are attributable primarily to the effect of non-deductible expenses, offset by the effect of Retek's loss attributable to minority interest stockholders and the generation of tax credit carryforwards during each of these years. Significant non-deductible expenses in 2000 include the effect of one-time write-offs of in-process research and development related to acquisitions, stock-based compensation expense, acquisition related amortization, Retek spin-off costs, and debt conversion expense. Significant non-deductible expenses in 1999 include the effect of a one-time write-off of in-process research and development related to an acquisition, stock-based compensation expense, acquisition related amortization and stock redemption charges.

STOCK-BASED COMPENSATION EXPENSE

Within our statement of operations, stock-based compensation charges have been classified as follows in 2000 and 1999:

                                            YEAR ENDED DECEMBER 31,
                                            -----------------------
                                              2000            1999
                                            -------         -------
                                                (IN THOUSANDS)
License and maintenance ................    $ 2,658         $   280
Services and other .....................      2,548             354
Research and development ...............      4,167            1121
Sales and marketing ....................     10,629             441
General and administrative .............      1,668           9,789
                                            -------         -------
                                            $21,670         $11,985
                                            =======         =======

During 2000, we recorded net stock-based compensation expense totaling $21.7 million, consisting of $13.8 million in stock-based compensation charges attributable to our Retek spin-off, which are discussed separately below, and $7.9 million in additional net compensation expense. This additional net compensation expense relates primarily to the amortization of unearned stock-based compensation of $8.8 million (of which $8.3 million related to Retek) and also includes additional net compensation income of $0.9 million, primarily related to the reversal of compensation expense recorded in 1999 on variable awards, as a result of a decline in the fair values of these awards during 2000.

During 1999, Retek granted stock options to employees and directors to purchase Retek common stock at an exercise price of $10.00 per share when the deemed fair market value of Retek's common stock was $13.00 per share. As a result, Retek recorded unearned stock-based compensation totaling $21.9 million representing the aggregate intrinsic value of the options on the date of grant. Additionally, during 2000, Retek recorded additional unearned stock-based compensation totaling $1.8 million related to an employee option grant having an exercise price below the fair value of Retek's common stock on the date of grant. Amortization of Retek's unearned stock-based compensation totaled $1.9 million during 1999 and $8.3 million during the period from January 1, 2000 through the Retek spin-off date of September 29, 2000. Retek's unearned stock-based compensation balance of $13.3 million at September 29, 2000, net of forfeiture reductions, was removed from our consolidated equity accounts in connection with the Retek spin-off.

During 1999, in addition to Retek's amortization of unearned stock-based compensation as described above, we recorded stock-based compensation expense totaling $10.1 million. This compensation expense relates primarily to stock awards granted to former employees and non-employee consultants, of which $8.0 million was calculated at intrinsic value while the remainder related to variable awards measured at fair value. The intrinsic value charge consisted primarily of a one-time charge of $6.1 million related to a key employee severance agreement executed in the fourth quarter of 1999.

The fair values of HNC's variable awards during 2000 and 1999 were estimated using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0.0% for both years; risk-free interest rate of 5.02% and 5.23% in 2000 and 1999, respectively; volatility of 100% for both years; and expected lives from four months to one year according to the vesting date and subsequent exercise period of each option grant, and our stock prices on the various grant dates as well as on December 31, 2000 and 1999.

In August 2000, we accelerated the vesting of 25 percent of the outstanding stock options that would have been unvested as of the September 15, 2000 record date to afford our option holders the opportunity to participate in receipt of the Retek share dividend. As a result of this award modification, we recorded a non-cash stock-based compensation charge of $6.7 million during the third quarter of 2000 in accordance with Financial Accounting Standards Board Interpretation No. 44, or FIN 44. Additionally, as a result of the proportionate option repricing in connection with the Retek spin-off, certain options failed to qualify for fixed accounting treatment under FIN 44. As a result, we recorded a one-time charge to operations of $7.1 million related to the modification and cash repurchase of options in connection with the Retek spin-off.

EXPENSES RELATED TO SPIN-OFF OF RETEK

During 2000, we incurred $48.2 million in non-recurring expenses associated with our spin-off of Retek, excluding stock-based compensation charges totaling $13.8 million that are discussed above. Within our statement of operations, these expenses have been classified as follows in 2000:

                                                 YEAR ENDED
                                              DECEMBER 31, 2000
                                              -----------------
                                               (IN THOUSANDS)
License and maintenance .....................     $ 6,086
Services and other ..........................       6,603
Research and development ....................       5,770
Sales and marketing .........................      12,880
General and administrative ..................      16,846
                                                  -------
                                                  $48,185
                                                  =======

These expenses consisted primarily of a $40.4 million charge related to the accrual of cash bonuses payable to employees and directors who held unvested stock options as of the record date for the Retek dividend, along with investment banking, legal, accounting and other non-recurring costs related to the Retek spin-off.

SEGMENT CONTRIBUTION MARGIN

The following section summarizes the primary reasons for fluctuations in segment contribution margin in 2000 compared to 1999, as we have reported in Note 12 entitled "Segment

Information" in the Notes to Consolidated Financial Statements, appearing in Exhibit No. 99.03 to this Report on Form 8-K.

Segment contribution margin for our Efficiency segment increased from $21.6 million in 1999 to $38.1 million in 2000, and as a percentage of segment revenues increased from 29.9% to 37.0%. The absolute dollar increase was attributable to increased segment revenues, as previously discussed herein, offset by an increase in direct segment operating expenses. The segment contribution margin percentage increase was attributable primarily to increased cost efficiencies related to the growth in our hosted service customer base along with higher margins associated with acquired products, including primarily RoamEx and 4Score products, offset in part by a decrease in Capstone product implementation margins due to the increased use of third party consultants, who have a higher average cost than internal resources. The contribution margin percentage was also reduced by increased research and development spending on Efficiency segment products.

Segment contribution margin for our Risk segment increased from $40.7 million in 1999 to $50.2 million in 2000, and as a percentage of segment revenues increased from 73.0% to 73.3%. The absolute dollar increase was attributable to increased segment revenues, as previously discussed herein, offset by an increase in direct segment operating expenses. Although the overall segment contribution margin percentage remained relatively flat period over period, the margin increase was primarily due to the recognition of non-recurring license fees in 2000 related to Falcon product sales, with minimal associated costs, offset by the sale of fewer MIRA product perpetual licenses and increased development costs associated with Spyder and ProviderCompare/CompCompare development work performed during the year. The contribution margin percentage was also reduced by increased research and development spending on Risk segment products.

Segment contribution margin for our Opportunity segment decreased from $4.2 million in 1999 to $2.6 million in 2000, and as a percentage of segment revenues decreased from 42.5% to 17.8%. The absolute dollar decrease was attributable to increased segment revenues, as previously discussed herein, offset by a larger increase in direct segment operating expenses. The segment contribution margin percentage decrease was attributable primarily to an increase in marketing optimization service revenues resulting from our acquisition of CASA in the first quarter of 2000, which contributed to lower product margins during most of 2000, and to increased ProfitVision product development costs.

Segment contribution margin for our Other segment decreased from $3.0 million in 1999 to $1.2 million in 2000, and as a percentage of segment revenues decreased from 30.6% to 13.9%. The absolute dollar decrease was attributable to a decline in segment revenues along with an increase in direct segment operating expenses. The segment contribution margin percentage decrease was attributable primarily to a decline in perpetual license revenues associated with various products and to increased research and development expenditures in 2000 related to our Intelligent Response product lines.